Exhibit 4.11

SIXTH AMENDMENT

TO THE

CARDINAL HEALTH 401(K) SAVINGS PLAN

(As amended and restated effective January 1, 2006)

Background Information

A. Cardinal Health, Inc. (“Cardinal Health”) previously adopted and currently maintains the Cardinal Health 401(k) Savings Plan (the “Plan”), for the benefit of employees of Cardinal Health and its subsidiaries and affiliates.

B. Section 12.02 of the Plan permits the amendment of the Plan at any time.

C. The Cardinal Health, Inc. Benefits Policy Committee (the “Committee”), with the concurrence of the Human Resources and Compensation Committee of the Board of Directors, authorized the amendment of the Plan to reduce the discretionary employer contribution under the Plan from 3% of “Compensation” (as defined in the Plan) to 2% of Compensation, effective as of April 17, 2009.

D. The Committee also desires to amend the Plan to provide for the accrual of the Employer Contribution and Special Contribution on the basis of the Employer’s payroll period applicable to the Participant, rather than on a Plan Year basis, in order to implement this mid-year reduction in the rate of accrual.

Amendment of the Cardinal Health 401(k) Savings Plan

The Plan is hereby amended as set forth below, effective as of January 1, 2009:

1. Section 3.03.B. of the Plan is hereby amended in its entirety to read as follows:

Accrual of Benefit. The Administrative Committee shall determine the accrual of a Participant’s benefit on the basis of an “Allocation Period”. For purposes of this Section, an “Allocation Period” shall be defined as the Employer’s payroll period applicable to the Participant. In allocating an Employer Contribution to a Participant’s Account, the Administrative Committee, subject to Section 10.01, shall take into account only Compensation paid to the Employee during the portion of the Allocation Period during which the Employee was a Participant. Notwithstanding any other provision to the contrary, an Employer or Special Contribution shall not be allocated to a Participant’s Account to the extent the contribution would exceed the Participant’s “Maximum Permissible Amount” as described in Schedule IV.

2. All other provisions of the Plan shall remain in full force and effect.

CARDINAL HEALTH, INC.

By:	/s/ Monica Foster

Its:	VP Benefits

Date:	April 17, 2009